Exhibit 99.1

Femasys Announces Financial Results for Year Ended December 31, 2024, and Provides Corporate Update

-- Company expands commercial product offering with FemBloc® permanent birth control (delivery system) approval in Europe and signed partnerships for distribution in Spain --

ATLANTA, March 27, 2025 -- Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator addressing significant unmet needs in women’s health worldwide, with a broad portfolio of disruptive, accessible, in-office therapeutic and diagnostic products, announces financial results for the year ended December 31, 2024 and provides a corporate update.

Corporate Highlights from 4Q 2024 to date

•
Announced FemBloc® permanent birth control (delivery system) approval in Europe; FemBloc blended polymer component successfully completed an expedited G12 Special MDR Audit for Class III devices, and the Notified Body has recommended for CE mark approval pending the final stages of European Medical Agency (EMA) review

•	Announced partnership with CNY Fertility, national conglomerate of 11 fertility centers, to offer FemaSeed®
•	Announced strategic distribution partnerships for FemBloc in Spain
•	Announced peer-reviewed publication of positive safety and efficacy results from FemBloc clinical trials
•	Announced UK and Israeli regulatory approvals for FemaSeed and two diagnostic devices
•	Announced notices of intention to grant two new European patent applications for FemBloc
•	Announced notice of allowance for new U.S. patent application for FemaSeed
•	Announced partnership with HRC Fertility, conglomerate provider of fertility services in Western U.S., to offer FemaSeed
•	Announced partnership with Boston IVF, prominent network of 30 centers nationwide, to offer FemaSeed
•	Announced peer-reviewed publication of positive safety and efficacy results from FemaSeed pivotal trial

“During the fourth quarter of 2024 and first quarter of 2025 we achieved significant regulatory and commercial milestones for our FemBloc non-surgical permanent birth control and our FemaSeed first-line intratubal insemination products.” said Femasys’ CEO Kathy Lee-Sepsick. “We are focused on executing on commercialization of FemaSeed and expect U.S. revenue to increase by approximately 50% in first quarter of 2025 versus fourth quarter of 2024. We are continuing to advance our FemBloc to commercialization in Europe while executing on the clinical pivotal trial for U.S. FDA approval. We believe we have sufficient cash to fund operations into the third quarter of 2025. We remain committed to addressing major gaps in women’s reproductive health by advancing safe and effective, technologically advanced product solutions.”

Financial Results for Year Ended December 31, 2024

•	Sales increased by $557,138, or 52.0%, to $1,629,108 in 2024 from $1,071,970 in 2023
•	Research and development expenses increased by $1,007,842, or 14.0%, to $8,216,543 in 2024 from $7,208,701 in 2023
•
Net loss was $18,816,628, or ($0.85) per basic and diluted share attributable to common stockholders, for the year ended December 31, 2024, compared to net loss of $14,247,124, or ($0.93) per basic and diluted share attributable to common stockholders, for the year ended December 31, 2023

•
Cash and cash equivalents as of December 31, 2024, was $3.5 million and the Company had an accumulated deficit of $127.2 million. The Company expects, based on its current operating plan, our current cash and cash equivalents, which includes approximately $5.4 million we raised subsequent to year end, will be sufficient to fund its ongoing operations into third quarter of 2025.

For more information, please refer to the Company’s Form 10-K filed March 27, 2025, which can be accessed on the SEC website.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$3,451,761	21,716,077
Accounts receivable, net	488,373	98,906
Inventory	3,046,323	667,118
Prepaid and other current assets	1,035,993	695,879
Total current assets	8,022,450	23,177,980
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,212,417
Office equipment	60,921	47,308
Furniture and fixtures	417,876	414,303
Machinery and equipment	2,856,740	2,559,356
Construction in progress	762,445	423,077
	5,336,868	4,656,461
Less accumulated depreciation	(3,740,769)	(3,545,422)
Net property and equipment	1,596,099	1,111,039
Long-term assets:
Lease right-of-use assets, net	1,805,543	2,380,225
Intangible assets, net of accumulated amortization	65,918	—
Other long-term assets	954,992	1,086,581
Total long-term assets	2,826,453	3,466,806
Total assets	$12,445,002	27,755,825

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	December 31, 2024	December 31, 2023
Current liabilities:
Accounts payable	$1,419,044	1,137,823
Accrued expenses	1,151,049	1,444,296
Convertible notes payable, net (including related parties)	5,406,228	—
Clinical holdback – current portion	88,581	65,300
Operating lease liabilities – current portion	517,967	406,636
Total current liabilities	8,582,869	3,054,055
Long-term liabilities:
Clinical holdback – long-term portion	39,611	54,935
Convertible notes payable, net (including related parties)	—	4,258,179
Operating lease liabilities – long-term portion	1,518,100	2,036,067
Total long-term liabilities	1,557,711	6,349,181
Total liabilities	10,140,580	9,403,236
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 23,473,149 shares issued and 23,355,926 outstanding as of December 31, 2024; and 21,774,604 shares issued and 21,657,381 outstanding as of December 31, 2023	23,473	21,775
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	1,860,008	2,787,137
Additional paid-in-capital	127,679,198	123,985,306
Accumulated deficit	(127,198,257)	(108,381,629)
Total stockholders’ equity	2,304,422	18,352,589
Total liabilities and stockholders’ equity	$12,445,002	27,755,825

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	December 31, 2024	December 31, 2023
Sales	$1,629,108	1,071,970
Cost of sales (excluding depreciation expense)	544,903	380,069

Operating expenses:
Research and development	8,216,543	7,208,701
Sales and marketing	4,030,150	650,126
General and administrative	6,325,999	6,858,008
Depreciation and amortization	297,318	483,481
Total operating expenses	18,870,010	15,200,316
Loss from operations	(17,785,805)	(14,508,415)
Other (expense) income:
Interest income	582,354	431,019
Interest expense	(1,603,575)	(165,390)
Total other (expense) income	(1,021,221)	265,629
Loss before income taxes	(18,807,026)	(14,242,786)
Income tax expense	9,602	4,338
Net loss	$(18,816,628)	(14,247,124)

Net loss attributable to common stockholders, basic and diluted	$(18,816,628)	(14,247,124)
Net loss per share attributable to common stockholders, basic and diluted	$(0.85)	(0.93)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	22,267,695	15,384,376

About Femasys

Femasys is a leading biomedical innovator focused on addressing critical unmet needs in women’s health with a broad, patent-protected portfolio of disruptive, accessible, in-office therapeutic and diagnostic products. The Company, a U.S. manufacturer, has received regulatory approvals for its product portfolio worldwide, and they are currently being commercialized in the U.S. and key international markets. FemaSeed® Intratubal Insemination, a groundbreaking first-line infertility treatment, is FDA-cleared and approved in Europe, UK, Canada and Israel. Clinical trial data, published in peer-reviewed journal, demonstrate safety, effectiveness, and high satisfaction from patients and practitioners.1 FemVue®, a companion diagnostic for fallopian tube assessment, is FDA-cleared and approved in Europe, UK, Canada, Japan and Israel. FemCerv®, a tissue sampler for cervical cancer diagnosis, is FDA-cleared and approved in Europe, UK, Canada and Israel.

FemBloc® permanent birth control, is the first and only non-surgical, in-office approach offering significant benefits over the costly, inconvenient, risk-laden surgical alternative. The revolutionary FemBloc delivery system is approved in Europe and the proprietary blended polymer has been recommended for approval, which is expected mid-year 2025. For U.S. FDA approval, the FINALE pivotal clinical trial (NCT05977751) is currently enrolling participants. Peer-reviewed publication of positive data from its initial clinical trials of FemBloc have demonstrated compelling effectiveness and five-year safety with high satisfaction from both patients and practitioners.2 FemCath® and FemChec®, diagnostic products for FemBloc’s ultrasound-based confirmation test, are FDA-cleared and approved in Europe and Canada.

References

1 Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, when filed, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors:
IR@femasys.com

Media:
Media@femasys.com